Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No.1 to Registration Statement (No. 333-133105) on Form S-1 of Spescom Software, Inc. of our report dated December 6, 2006 relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.  Our audit of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedules of Spescom Software, Inc., listed elsewhere in this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” in such Prospectus.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

January 19, 2007